Exhibit 10.29

STOCK OPTION AGREEMENT

OPTIONEE NAME	NUMBER OF OPTIONS GRANTED	OPTION PRICE	GRANT DATE	EXPIRATION DATE
«Full_Name»	«Options»	«Price»	«Grant_Date»	«Expiration_Date»

STOCK OPTION

VESTING SCHEDULE

PERCENTAGE OF OPTION SHARES EXERCISABLE	DATE EXERCISABLE
Up to % of total
Up to % of total
Up to % of total
Up to % of total

I, «Full_Name», Social Security #«SSN», hereby accept the Options set forth in this Stock Option Agreement, reflecting the grant on «Grant_Date» of «Options» options to purchase the common stock of WMS Industries Inc. at an option price of «Price» (“Option Agreement”) and agree to comply with the terms and conditions of the Stock Option Agreement and of the Plan referenced in the Stock Option Agreement.

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and the Plan referenced therein.

Grantee:
(Signature)

Company:
Brian R. Gamache
Chief Executive Officer

PLEASE RETURN A COPY OF THIS SIGNED AGREEMENT TO:

WMS – Legal Department

Waukegan Office

PLEASE RETAIN THE ORIGINALLY SIGNED AGREEMENT FOR YOUR RECORDS

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

STOCK OPTION AGREEMENT

This Stock Option Agreement (the “Option Agreement”) will evidence the grant to you on the Grant Date above by the Compensation Committee of the Board of Directors of WMS Industries Inc. (the “Company”) of an option pursuant to the Company’s 2005 Incentive Plan (the “Plan”) to purchase shares of the common stock of the Company (the “Option”). Under applicable provisions of the Internal Revenue Code of 1986, as amended, the Option is treated as a non-qualified stock option.

1. Option Subject to Plan. This Option is issued in accordance with and is subject to and conditioned upon all of the terms and conditions of this Option Agreement and the Plan as amended from time to time, provided, however, that no future amendment or termination of the Plan shall, without your consent, alter or impair any of your rights or obligations under the Plan, all of which are incorporated by reference in this Option Agreement as if fully set forth herein.

2. Termination. The Option shall terminate immediately if you cease your service or employment with the Company by voluntarily terminating your service or employment without the written consent of the Company or if the Company terminates your service or employment for cause. If you voluntarily terminate your service or employment with the Company with the written consent of the Company (which written consent expressly sets forth a statement to the effect that, to the extent exercisable on the date of such termination the Option shall remain exercisable), or if your service or employment with the Company is terminated by the Company for reasons other than cause, you may exercise the Option to the extent exercisable at the time of such termination, at any time prior to the expiration of three months after such termination, or for any longer period of time after such termination as shall be determined by the Committee, but not later than the Expiration Date. Should you die during or following the termination of your service or employment with the Company, the Option shall immediately terminate, except that, to the extent exercisable by you at the time of your death, the Option may be exercised within one year after the date of your death but not later than the Expiration Date, solely in accordance with all of the terms and conditions of the Plan by your personal representatives or by the person or persons to whom your rights under the Option shall pass by will or by the applicable laws of descent and distribution.

3. Additional Forfeiture. The Committee may cancel, suspend, withhold or otherwise limit or restrict the Option at any time if you (i) are not in compliance with all applicable provisions of the Option or the Plan or (ii) engage in any activity inimical, contrary or harmful to the interests of the Company, including, but not limited to: (A)

conduct related to your service or employment for which either criminal or civil penalties against you may be sought, (B) violation of any policies of the Company, including, without limitation, the Company’s insider trading policy or anti-harassment policies or (C) participating in a hostile takeover attempt against the Company.

4. Restrictive Covenants. As a condition of and consideration for this option grant and in consideration for «Grant_Reason», you agree with the Company as follows:

(a) Acknowledgments. You acknowledge that:

(i) The Company is engaged in the business of designing, developing, manufacturing, selling, leasing and distributing gaming devices (e.g., without limitation, video and reel spinning slot machines, video poker games, video lottery terminals, local progressives and wide-area progressive systems), related hardware and software, as well as ancillary products associated with such gaming devices, including without limitation marketing materials, chairs, and signage (“Business”).

(ii) As an integral part of its business, the Company develops and maintains proprietary, confidential and trade secret information relating to both specific gaming machines and gaming machines generally, as well as those being developed, its Business, including, but not limited to, information related to design, product development plans and strategies, techniques for game design and development, knowledge regarding and plans for the integration of hardware and software, product maintenance and operations, game and bonus concepts, product and marketing strategies, new game concepts, mathematical formulas, license agreements, research regarding players’ behavior and trends in the gaming industry and game themes, licensed and non-licensed themes, and strategic marketing.

(iii) The Company undertakes various efforts and measures to maintain the secrecy and confidentiality of its proprietary, confidential and trade secret information.

(iv) You have or will have access to and knowledge of such proprietary, confidential and trade secret information.

(v) The scope of the covenants and restrictions on future employment set forth below, including with respect to time, territory and industry are reasonable and fair and are necessary for the protection of the Company’s proprietary, confidential and trade secret information.

(vi) The scope of the covenants and restrictions contained herein in no way limit you from utilizing in future employment your general skills and abilities as well as the general and non-proprietary, non-confidential and non-trade secret information and knowledge that you have or will obtain, acquire and develop in the course of employment with the Company.

(vii) For a period of one (1) year following termination of your employment with the Company, you would not be able to work for a competing Business anywhere in the world without using or disclosing the proprietary, confidential or trade secret information of the Company, regardless of any measures taken by you or a future employer to protect and preserve the Company’s proprietary, confidential or trade secret information.

(viii) You have both general and specific skills and abilities that are beneficial across many industries outside of the Business and which are located throughout the world, including throughout the United States. Further, you represent and warrant that you have available sufficient means of support so that observance of and adherence to the covenants contained herein shall not deprive you of the ability to earn a livelihood or support your dependents.

(b) Covenants. You hereby covenant and agree that during your employment by the Company and for a period of one (1) year following your voluntary termination of employment or any termination of your employment by the Company for cause or without cause:

(i) You shall not engage or participate in, or assist, advise or otherwise be connected with (including as an employee, independent contractor, owner, partner, member, shareholder, officer, director, advisor, consultant, lender, supplier, agent or otherwise) a business located anywhere in the world which is engaged in the design, development, importation, manufacture, leasing, distribution and/or sale of gaming devices, or component parts for gaming devices or related hardware and software, as well as ancillary products associated with such gaming devices, including without limitation marketing materials, chairs, and signage; provided, however, that nothing in this agreement shall prevent you from acquiring or owning, as a passive investment, up to one percent (1%) of the outstanding voting securities of an entity engaged in a competing Business which securities are publicly traded in any recognized national securities market;

(ii) You shall not solicit or attempt to solicit (i) any person, company or entity who is or has been a customer of the Company during the one (1) year period prior to the termination of your employment at the Company to do business with any person, company or entity other than the Company, or (ii) solicit for employment or employ any employee of the Company or any person who is or was employed by the Company during the one (1) year period prior to the termination of your employment at the Company, or take any actions which are calculated to persuade any such person to terminate his or her association with the Company.

(c) Injunctive Relief. You acknowledge that any violation or threatened violation by you of the covenants contained in this agreement would cause material and irreparable harm to the Company and that the Company would not have an adequate remedy at law because is will be difficult or impossible to establish the full and precise monetary value of such damage. The Company agrees that, in addition to any and all other remedies available to it at law or in equity, the Company shall have the right to have your violation or threatened violation of any of the covenants contained herein restrained by equitable relief, including, but not limited to, a temporary restraining order, a preliminary injunction, a permanent injunction, or such other alternative relief as may be appropriate, without the necessity of the Company posting any bond. In the event you breach the covenants contained herein, the restricted period applicable to you shall be extended for the period of such breach.

(d) Indemnification. You agree to indemnify, save and hold harmless the Company from and against any and all claims, damages, losses and expenses (including reasonable attorneys’ and expert witness fees) resulting from or arising out of any breach by you of this Agreement, or incurred by the Company in enforcing this Agreement against you.

(e) Other Limitations. The provisions of this Section 4 are in addition to the award forfeiture provisions set forth in Section 10 of the Plan and in no way modify, amend or change such Plan provisions.

5. Severability. Should a court of competent jurisdiction deem any of the provisions in this Option Agreement to be unenforceable in any respect, including a determination that the territorial, temporal and scope limitations (or any absence thereof) of Section 4 are impermissibly overbroad, it is the intention of the parties to this Option Agreement that this Option Agreement be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable. It is further the parties’ intent that all provisions not deemed to be overbroad shall be given their full force and effect. You acknowledge that you are freely, knowingly and voluntarily entering into this Agreement after having an opportunity for consultation with your own independent counsel.

6. Choice of Law. This Option Agreement shall be governed by and construed and interpreted in accordance with the substantive laws of the State of Delaware, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.

7. Securities Laws. The Company shall not be obligated to issue any shares pursuant to this Option if, in the opinion of counsel to the Company, the shares to be so issued are required to be registered or otherwise qualified under the Securities Act of 1933, as amended, or under any other applicable statute, regulation or ordinance affecting the sale of securities, unless and until such shares have been so registered or otherwise qualified.

8. Income Taxes. It is understood that the Company may establish, from time to time, appropriate procedures to provide for payment or withholding of such income or other taxes as may be required by law to be paid or withheld in connection with the exercise of this Option. By the execution hereof, you hereby agree to pay to the Company or your Employer all such amounts requested by the Company to permit the Company to take any tax deduction available to it resulting from the exercise of this Option. You also agree to comply with any procedures established, from time to time, by the Company to ensure that the Company receives prompt notice of the occurrence of any event which may create, or affect the timing or amount of, any obligation to pay or withhold any such taxes or which may make available to the Company any tax deduction resulting from the occurrence of such event.

9. Expiration. This Option, to the extent not previously exercised, shall expire on the day preceding the tenth anniversary of the Grant Date.

10. Exercise. This Option is to be exercised by logging on to www.benefitaccess.com with your User Name, Password and Trading Pin, or such other method as may be implemented by the Company from time to time upon notice to you.

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